Exhibit 3.3

— NautaDutilh 1 FWO/la

DOORLOPENDE TEKST van de statuten van Capital Aviation Services B.V., statutair gevestigd te Haarlemmermeer, na partiële statutenwijziging bij akte op 24 december 2003 verleden voor mr. F.W. Oldenburg, notaris te Amsterdam.

Ministeriële verklaring van geen bezwaar d.d. 16 december 2003,

Nummer B.V. 1122712

STATUTEN

Naam en zetel

Artikel 1

1.	De vennootschap draagt de naam: CAPITAL AVIATION SERVICES B.V.

2.	Zij is gevestigd te Haarlemmermeer.

Doel

Artikel 2

1.	De vennootschap heeft ten doel het verkrijgen, vervreemden, bezwaren, beheren, financieren en exploiteren, waaronder huren, verhuren en leasen, van helicopters en vliegtuigen en andere kapitaalsgoederen alsmede onderdelen daarvan en al hetgeen met het vorenstaande in de ruimste zin verband houdt.

2.	De vennootschap kan andere vennootschappen en ondernemingen oprichten, overnemen, financieren, daarin deelnemen of zich daarin op andere wijze interesseren of daarover het bestuur voeren of toezicht uitoefenen. De vennootschap kan voor schulden van derden persoonlijke of zakelijke zekerheid stellen.

Duur

Artikel 3

De vennootschap is aangegaan voor onbepaalde tijd.

Kapitaal en aandelen

Artikel 4

1.	Het maatschappelijk kapitaal van de vennootschap bedraagt éénhonderdduizend euro (EUR 100.000,—), verdeeld in éénduizend (1.000) aandelen, genummerd 1 tot en met 1.000, elk groot nominaal éénhonderd euro (EUR 100,—).

2.	De aandelen luiden op naam.

3.	Voor de aandelen worden geen aandeelbewijzen uitgegeven.

4.

Uitgifte van aandelen, vervreemding van aandelen in het kapitaal van de vennootschap door de vennootschap, alsmede het verlenen van rechten tot het nemen van die aandelen geschiedt door de directie krachtens besluit van de algemene vergadering van aandeelhouders - verder te noemen: algemene vergadering

— NautaDutilh 2
- welk besluit het tijdstip van uitgifte, het aantal uit te geven aandelen, alsmede de verdere voorwaarden vaststelt, met dien verstande dat de uitgifte niet beneden pari mag geschieden.

5.	De algemene vergadering kan haar bevoegdheid tot het nemen van de in het vorige lid bedoelde besluiten aan een ander vennootschapsorgaan overdragen en kan deze overdracht herroepen.

6.	Bij de uitgifte van aandelen heeft iedere aandeelhouder een recht van voorkeur naar evenredigheid van het gezamenlijk bedrag van zijn aandelen, behoudens het bepaalde in de wet. Het recht van voorkeur is niet overdraagbaar.

7.	Uitgifte kan alleen tegen volstorting geschieden.

8.	Leningen met het oog op het nemen of verkrijgen van aandelen in haar kapitaal, of certificaten daarvan, mag de vennootschap slechts verstrekken tot ten hoogste het bedrag van de uitkeerbare reserves.

Register van aandeelhouders

Artikel 5

De directie houdt een register waarin zijn vermeld de namen en adressen van de aandeelhouders en de overige krachtens de wet vereiste gegevens.

Overdracht van aandelen

Artikel 6

1.	Elke overdracht van aandelen behoeft de goedkeuring van de algemene vergadering.

2.	De goedkeuring wordt aan de vennootschap verzocht onder opgave van het aantal aandelen, welke de aandeelhouder - hierna te noemen: de verzoeker - wenst over te dragen en van de naam van degene(n), aan wie hij het aandeel of de aandelen wil overdragen.

3.	De goedkeuring wordt geacht te zijn verleend:

a.	indien binnen dertig dagen geen beslissing ter kermis van de verzoeker is gebracht;

b.	indien de algemene vergadering niet gelijktijdig met de weigering van de goedkeuring aan de verzoeker opgave doet van één of meer gegadigden, die bereid zijn al de aandelen waarop het verzoek betrekking heeft, voor de waarde waarop zij door één of meer onafhankelijke deskundigen worden getaxeerd, tegen contante betaling te kopen.

4.	De overdracht kan slechts plaatsvinden binnen drie maanden nadat de goedkeuring is verleend of geacht wordt te zijn verleend.

5.	De vennootschap kan alleen als gegadigde worden aangewezen met instemming van de verzoeker.

6.	De prijs van de over te dragen aandelen wordt, tenzij partijen anders overeenkomen, indien de verzoeker de gegadigde aanvaardt, vastgesteld door de accountant van de vennootschap indien deze een onafhankelijke accountant is en anders door een deskundige aan te wijzen door de Kantonrechter binnen wiens kanton de vennootschap statutair is gevestigd.

— NautaDutilh 3
7.	De verzoeker is bevoegd zich terug te trekken, mits dit geschiedt binnen een maand nadat hem de prijs en de gegadigden zijn medegedeeld.

8.	Het verzoek tot goedkeuring en alle kennisgevingen, te doen ingevolge het in dit artikel bepaalde, dienen bij aangetekende brief te geschieden, tenzij door alle aandeelhouders eenparig anders wordt overeengekomen.

Verkrijging van eigen aandelen

Artikel 7

1.	De vennootschap mag aandelen in het eigen kapitaal slechts verkrijgen om niet of indien voldaan is aan alle hierna volgende bepalingen:

a.	het eigen vermogen, verminderd met de verkrijgingsprijs, is niet klei ner dan het gestorte en opgevraagde deel van het kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden;

b.	het nominale bedrag van de te verkrijgen en de reeds door de vennootschap en haar dochtermaatschappijen tezamen gehouden aandelen in haar kapitaal bedraagt niet meer dan de helft van het geplaatste kapitaal;

c.	door de algemene vergadering of door een door deze aangewezen ander vennootschapsorgaan is machtiging tot de verkrijging verleend.

2.	Voor de geldigheid van de verkrijging is bepalend de grootte van het eigen vermogen volgens de laatst vastgestelde balans, verminderd met de verkrijgingsprijs voor aandelen in het kapitaal van de vennootschap en verminderd met de uitkeringen uit winst of reserves aan anderen die zij en haar dochtermaatschappijen na de balansdatum verschuldigd werden. Is een boekjaar meer dan zes maanden verstreken zonder dat de jaarrekening is vastgesteld, dan is de verkrijging overeenkomstig lid 1 niet toegestaan.

3.	De vorige leden gelden niet voor aandelen die de vennootschap onder algemene titel verkrijgt.

4.	Verkrijging door de vennootschap van niet volgestorte aandelen in haar eigen kapitaal is nietig.

Levering van aandelen

Artikel 8

1.	Voor uitgifte na de oprichting en voor levering van een aandeel of voor levering van een beperkt recht daarop is vereist een daartoe bestemde notariële akte van levering.

2.	Tenzij de vennootschap zelf bij de levering partij is, kunnen de aan de aandelen verbonden rechten eerst worden uitgeoefend nadat de vennootschap de levering, al dan niet eigener beweging, heeft erkend of de levering aan de vennootschap is betekend.

Bestuur

Artikel 9

1.	De vennootschap wordt bestuur door een directie, bestaande uit één of meer directeuren. De algemene vergadering bepaalt het aantal directeuren.

— NautaDutilh 4
2.	In geval van een vacature in de directie blijft de directie bevoegd.

3.	In geval van ontstentenis of belet van alle directeuren of van de enige directeur, wordt in het bestuur tijdelijk voorzien door de algemene vergadering.

Benoeming, ontslag en bezoldiging van directeuren

Artikel 10

1.	Directeuren worden door de algemene vergadering benoemd.

2.	De algemene vergadering stelt de bezoldiging en de verdere arbeidsvoorwaarden van iedere directeur vast.

3.	Directeuren kunnen door de algemene vergadering te allen tijde worden geschorst of ontslagen.

Goedkeuring bestuursbesluiten

Artikel 11

1.	De directie behoeft de goedkeuring van de algemene vergadering voor besluiten strekkende tot:

a.	het verkrijgen, vervreemden, bezwaren, huren en verhuren van registergoederen;

b.	het lenen en uitlenen van gelden, anders dan het opnemen van gelden bij de bank(en) in rekening-courant verkeer krachtens een aan de vennootschap verleend goedgekeurd krediet;

c.	het aangaan van kredietovereenkomsten;

d.	het aangaan van overeenkomsten waarbij de vennootschap zich tot borg of hoofdelijk medeschuldenares verbindt, zich voor een derde sterk maakt of zich tot zekerheidstelling voor een schuld van een derde verbindt;

e.	het oprichten of overnemen van, deelnemen in of zich op enigerlei wijze interesseren bij vennootschappen en ondernemingen en het vervreemden of op enigerlei andere wijze beëindigen van ondernemingen, deelnemingen en belangen;

f.	het uitoefenen van stemrecht op aandelen;

g.	het voeren van rechtsgedingen, waaronder begrepen arbitrages, het sluiten van compromissen tijdens of na rechtsgedingen en arbitrale procedures en van vaststellingsovereenkomsten;

h.	het aanstellen van procuratiehouders en van personeel met een salaris dat een vastgesteld bedrag te boven gaat, alsmede het vaststellen van hun titulatuur;

i.	het verlenen van pensioenrechten;

j.	het doen van investeringen die een vastgesteld bedrag te boven gaan;

k.	het aangaan van overeenkomsten betreffende inbreng op aandelen anders dan in geld;

l.	alle andere activiteiten die nauwkeurig omschreven door de algemene vergadering aan de directie zijn opgegeven.

2.	De in het vorige lid bedoelde goedkeuring behoeft niet voor iedere bijzonder

— NautaDutilh 5
geval te worden verleend indien deze in algemene vorm is gegeven.

3.	De directie dient zich te gedragen naar de aanwijzingen van de algemene vergadering betreffende de algemene lijnen van het te voeren financiële en sociale beleid en het personeelsbeleid.

Vertegenwoordiging van de vennootschap

Artikel 12

1.	De vennootschap wordt in en buiten rechte vertegenwoordigd door iedere directeur.

2.	Indien de vennootschap een tegenstrijdig belang heeft met één of meer directeuren, kan de vennootschap niettemin vertegenwoordigd worden door die directeur. De algemene vergadering is steeds bevoegd één of meer andere personen daartoe aan te wijzen.

3.	Rechtshandelingen van de vennootschap jegens de houder van alle aandelen in het kapitaal van de vennootschap, waarbij de vennootschap wordt vertegenwoordigd door deze aandeelhouder, worden schriftelijk vastgelegd. De verplichting tot schriftelijke vastlegging geldt eveneens indien een deelgenoot in een huwelijksgemeenschap waartoe alle aandelen in het kapitaal van de vennootschap behoren de vennootschap vertegenwoordigt.

4.	Voor de toepassing van het in lid 3 bepaalde worden aandelen gehouden door de vennootschap of haar dochtermaatschappijen niet meegeteld. Het in lid 3 bepaalde is niet van toepassing op rechtshandelingen die onder de bedongen voorwaarden tot de gewone bedrijfsuitoefening van de vennootschap behoren.

Algemene vergadering

Artikel 13

1.	De jaarlijkse algemene vergadering wordt uiterlijk in de zesde maand na afloop van het boekjaar gehouden.

2.	De agenda van die vergadering vermeldt tenminste de volgende punten:

a.	het jaarverslag;

b.	vaststelling van de jaarrekening;

c.	vaststelling van de winstverdeling.

Plaats en oproeping

Artikel 14

1.	De algemene vergaderingen worden gehouden te Den Helder of Hoofddorp.

2.	De oproeping geschiedt door de directie door middel van brieven gericht aan de adressen vermeld in het register van aandeelhouders.

3.	De brieven vermelden, behalve plaats en tijdstip van de vergadering, de te behandelen onderwerpen.

4.	De oproeping geschiedt niet later dan op de vijftiende dag voor die der vergadering.

Besluitvorming

Artikel 15

1.	Ieder aandeel geeft recht op het uitbrengen van één stem.

— NautaDutilh 6
2.	Alle besluiten worden genomen bij volstrekte meerderheid van de uitgebrachte stemmen, tenzij in deze statuten een grotere meerderheid is voorgeschreven.

3.	Blanco stemmen en stemmen van onwaarde worden geacht niet te zijn uitgebracht.

4.	Over zaken wordt mondeling, over personen schriftelijk bij ongetekende briefjes gestemd.

5.	Bij staking van stemmen over zaken is het voorstel verworpen.

Besluitvorming buiten vergadering

Artikel 16

Aandeelhouders kunnen ook buiten vergadering besluiten nemen, mits alle aandeelhouders zich schriftelijk, telegrafisch of per telex/telefax voor het voorstel hebben verklaard, onverminderd de beperkingen ingevolge de wet.

Boekjaar

Artikel 17

Het boekjaar van de vennootschap vangt aan op één mei en zal eindigen op dertig april van het daaropvolgend kalenderjaar.

Jaarrekening

Artikel 18

1.	Binnen vijf maanden na afloop van het boekjaar behoudens verlenging van deze termijn met ten hoogste zes maanden door de algemene vergadering op grond van bijzondere omstandigheden maakt de directie een jaarrekening op bestaande uit de balans en een winst- en verliesrekening met toelichting.

2.	De jaarrekening wordt ondertekend door alle directeuren; ontbreekt een handtekening dan wordt de reden daarvan vermeld.

Dividend

Artikel 19

1.	De winst staat geheel ter beschikking van de algemene vergadering.

2.	De vennootschap kan aan de aandeelhouders en andere gerechtigden tot de voor uitkering vatbare winst slechts uitkeringen doen voor zover het eigen vermogen groter is dan het gestorte en opgevraagde deel van het kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden.

3.	Uitkering van winst geschiedt na vaststelling van de jaarrekening waaruit blijkt dat zij geoorloofd is.

4.	De vennootschap mag tussentijds slechts uitkeringen doen indien aan het vereiste van lid 2 is voldaan.

5.	Op aandelen wordt geen winst ten behoeve van de vennootschap uitgekeerd.

6.	De vordering tot betaling van dividend vervalt na vijf jaar.

— NautaDutilh 7

Statutenwijziging en ontbinding

Artikel 20

Een besluit tot wijziging van de statuten of tot ontbinding van de vennootschap kan slechts door de algemene vergadering worden genomen.

DE ONDERTEKENDE

Mr. F.W. Oldenburg, notaris te Amsterdam, verklaart dat hij zich naar beste weten ervan heeft overtuigd dat de statuten van Capital Aviation Services B.V., statutair gevestigd ter Haarlemmermeer, na partiële statutenwijziging bij akte op 24 december 2003 luidden overeenkomstig de hiervoor opgenomen tekst.

Getekend te Amsterdam, 21 juli 2010

— NautaDutilh 1 FWO/la

CONTINUOUS TEXT of the articles of association of Capital Aviation Services B.V., with corporate seat in Haarlemmermeer, after partial amendment to the articles of association, by deed executed before F.W. Oldenburg, civil law notary in Amsterdam, on 24 December 2003.

Ministerial declaration of no-objection dated 16 December 2003, number B.V. 1122712

This is a translation into English of the original Dutch text. An attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text will by law govern.

ARTICLES OF ASSOCIATION

Name and seat

Article 1

1.	The Company shall be called CAPITAL AVIATION SERVICES B.V.

2.	The registered office of the Company shall be in Haarlemmermeer.

Object

Article 2

1.	The Company’s object is to purchase, sell, encumber, manage, finance and operate (including hiring, renting and leasing) helicopters, fixed-wing aeroplanes and other capital goods, as well as spare parts thereof and all other related matters in the broadest sense of the word.

2.	The Company shall be allowed to establish, take over, finance, participate in, or in any other way be involved in, administer or supervise other Companies and enterprises. The Company may stand surety for third-party liabilities, in person or as a business.

Duration

Article 3.

The Company has been established for an indefinite period of time.

Capital and shares

Article 4

1.	The authorised capital of the Company amounts to one hundred thousand euro (EUR 100,000.00), divided in one thousand (1,000) shares, numbered from 1 to 1,000 inclusive, at a face value of one hundred euro (EUR 100.00) each.

2.	The shares are registered.

3.	Share certificates are not issued.

4.

Issuing shares, selling shares in the capital of the Company by the Company, as well as granting rights under the terms of those shares is by the Board of Directors following a decision of the General Meeting of Shareholders – hereinafter called “General Meeting” – setting the date of the share issue, the number

— NautaDutilh 2
of shares to be issued, as well as other terms and conditions, on the understanding that the share issue will not be below par.

5.	The General Meeting may transfer its authority for taking decisions as referred to in the previous paragraph to another Company body and revoke such transfer.

6.	When issuing shares, each shareholder has a pre-emption right in proportion to their number of shares, except for statutory stipulations. The pre-emption right is nontransferable.

7.	Issuing shares is only by payment in full.

8.	The Company may grant loans for the purpose of acquiring shares in its capital or shares thereof up to the amount of the distributable reserves.

Shareholders’ register

Article 5

The Board of Directors shall keep a register with names and addresses of the shareholders and other requirements by law.

Transfer of shares

Article 6

1.	Any transfer of shares shall require the approval of the General Meeting.

2.	Approval from the Company shall be sought while stating how many shares the shareholder – hereinafter called “the applicant” – intends to transfer and the person(s) to whom they wish to transfer the share(s).

3.	Approval shall be deemed to have been granted:

a.	if within thirty days no decision has been brought to the attention of the applicant;

b.	if, when withholding permission to the applicant, the General Meeting does not also simultaneously put forward one or more candidates who would be prepared to buy the shares that are subject to transfer at a price determined by one or more independent experts, to be paid in cash.

4:	The transfer must be effective within three months from the date when approval has been granted or is deemed to have been granted.

5.	The Company may only be named as the candidate with the approval of the applicant.

6.	Unless parties have agreed otherwise and if the applicant accepts the candidate, the price of the shares to be transferred shall be determined by the Company accountant if the latter is an independent accountant, or else by an expert appointed by the Magistrate’s Court within the district of the Company’s registered office.

7.	The applicant may withdraw the matter, provided that such will occur within one month after the price and the candidates have been brought to his attention.

— NautaDutilh 3
8.	The request for approval and all other notices issued under this article shall be made by registered mail, unless all shareholders have unanimously agreed otherwise.

Acquiring own shares

Article 7

1.	The Company shall only acquire shares in its own capital by gratuitous title or if the following conditions are being met:

a.	the equity capital less the acquisition price is not smaller than the paid-up and called-up part of the capital plus the reserves that must be kept by law;

b.	the nominal amount of the shares in its capital to be acquired and the already held shares by the Company and its subsidiaries together is not exceeding half the amount of the issued capital;

c.	the General Meeting or any other Company body appointed by the General Meeting has granted authorisation in acquiring shares in its own capital.

2.	The validity for acquiring shares depends on the amount of the equity capital as shown on the latest Statement of Financial Position, less the acquisition price for shares in the capital of the Company and less any payments from the profits or reserves to others the Company and its subsidiaries owed money to after the date of the Balance Sheet. When more than six months of the new financial year have passed in which time no annual accounts have been prepared, the acquisition as in paragraph 1 of this article shall not be allowed.

3.	The previous paragraphs do not apply to shares the Company acquired under universal title.

4.	Acquisition by the Company of non-paid-up shares in its own capital is null and void.

Transfer of shares

Article 8

1.	A notarial deed of transfer of title is required for issuing shares after the formation and for transferring shares, or attaching limited rights to those shares.

2.	Unless the Company itself is the transferring party, the rights attached to the shares cannot be executed until the Company has acknowledged the transfer, either on its own accord or otherwise, or until the transfer has been served to the Company.

Management

Article 9

1.	Management of the Company is in the hands of the Board of Directors, consisting of one or more directors. The General Meeting shall determine the number of directors.

2.	In the event of a vacancy on the Board, the current Board of Directors shall remain in charge.

— NautaDutilh 4
3.	In the event of a vacancy or absence of all directors or the only director, the General Meeting shall take care of the management on a temporary basis.

Appointment, dismissal and remuneration of directors

Article 10

1.	The General Meeting shall appoint the directors.

2.	The General Meeting shall set the remuneration and further working conditions for each of the directors.

3.	The General Meeting may suspend or dismiss the directors at any time.

Approval of Management decisions

Article 11

1.	The Board of Directors shall need the approval of the General Meeting for decisions on:

a.	acquiring, disposing of, encumbering, renting or hiring registered property;

b.	borrowing and lending monies, other than taking up cash from the bank(s) in current account up to a limit approved to the Company;

c.	entering into agreements to obtain credit;

d.	entering into agreements in which the Company acts as a guarantor or will be jointly and severally liable, answers for a third party, or commits itself as a surety for a debt of a third party;

e.	establishing, taking over, taking part in, or being in any other way interested in Companies and enterprises, or disposing of or in any other way terminating enterprises, participations and interests;

f.	exercising voting rights on shares;

g.	initiating lawsuits including arbitrations, effecting compromises during or after litigations and arbitration procedures, and entering into agreements determining the legal relationship between parties;

h.	appointing managers with power of attorney and employees in a salary scale exceeding certain limits, as well as determining their job title;

i.	granting pension rights;

j.	investing funds exceeding a set amount;

k.	entering into agreements with regard to acquiring shares other than in cash;

1.	any other activities that are carefully outlined by the General Meeting and presented to the Board of Directors.

2.	The approval as referred to in the previous paragraph is not required for every individual instance if given in a general form.

3.	The Board of Directors shall act upon the directions given by the General Meeting in terms of the general guidelines in following the financial and social policy, as well as the staff policy.

Representation of the Company

Article 12

— NautaDutilh 5
1.	Each of the directors shall represent the Company at law and otherwise.

2.	If the Company has a conflict of interest with one or more of its directors, such director(s) may still represent the Company. The General Meeting shall always have the power to appoint others for this position.

3.	Juristic acts by the Company toward the sole shareholder in the capital of the Company, in which the Company is being represented by this shareholder, are recorded in writing. The obligation of recording in writing goes also if a partner in a community property owning all shares in the capital of the Company represents the Company.

4.	In applying the stipulations under paragraph 3 the shares held by the Company or its subsidiaries shall not count. The stipulations under paragraph 3 shall not apply to juristic acts that under the agreed terms are part of the Company’s common business practices.

General Meeting

Article 13

1.	The Annual General -Meeting shall be held no later than in the sixth month following the end of the financial year.

2.	The agenda of said General Meeting shall at least have the following items:

a.	the annual report;

b.	adoption of the annual accounts;

c.	appropriation of profits.

Venue and notice

Article 14

1.	The General Meetings shall be held in either Den Helder or Hoofddorp.

2.	Notice will be given by the Board of Directors by mail addressed to persons included in the shareholders’ register.

3.	Such letters will announce the venue and time of the meeting, as well as the topics on the agenda.

4.	Notice shall be given no later than fifteen days before the meeting.

Decision-making

Article 15

1.	Every share shall give the right to cast one vote.

2.	Any resolutions are adopted by an absolute majority of the votes cast, unless the articles of association require a larger majority.

3.	Blank votes and invalid votes are not counting.

4.	On business matters votes shall be cast orally; on personal matters votes shall be cast in writing by signed ballot papers.

5.	When the votes are equally divided, the motion is deemed to be rejected.

Decision-making outside the meeting

Article 16

— NautaDutilh 6

Shareholders may also cast their votes outside the meeting, provided that all shareholders have agreed in favour of the proposal in writing, by telegraph or by telex/fax, notwithinstanding the restrictions by law.

Financial year

Article 17

The financial year starts at the first day of May and shall end the thirtieth day of April of the following calendar year.

Annual accounts

Article 18

1.	Within five months following the end of the financial year, except in the event of extending this term by the General Meeting for no longer than six months on the grounds of special circumstances, the Board of Directors shall prepare the annual accounts, consisting of a Statement of Financial Position and a Statement of Financial Performance, as well as Explanatory Notes to the Accounts.

2.	The annual accounts are signed by all directors, stating the reason if any signature is missing.

Dividend

Article 19

1.	The profits are at the full disposal of the General Meeting.

2.	The Company shall only be able to pay shareholders and other parties entitled from the available profits in so far the equity capital exceeds the paid-up and called-up part of the capital plus the reserves that must be kept by law.

3.	Distribution of the profits shall be made after the annual accounts have been prepared, showing that such distribution is justifiable.

4.	The Company may announce an interim dividend payment only if the conditions under paragraph 2 have been met.

5.	No profits will be paid on shares for the benefit of the Company.

6.	The claim for dividend payment shall expire after five years.

Amendments to the articles of association and dissolution

Article 20

A resolution to amend the articles of association or to dissolve the Company can only be adopted by the General Meeting.

THE UNDERSIGNED

F.W. Oldenburg, civil law notary in Amsterdam, hereby declares that the unofficial English translation of the articles of association of Capital Aviation Services B.V., with corporate seat in Haarlemmermeer, after partial amendment to the articles of association on 24

— NautaDutilh 7

December 2003 read as per the text printed above. Signed at Amsterdam, on 21 July 2010. (Signed): W.F. Oldenburg